Exhibit 10.13

This Loan Agreement (this “Agreement”) is made on July 3, 2020 by and between 2490585 Ontario Inc., an Ontario corporation (“Lender”), and Slinger Bag Americas Inc., a Delaware corporation (together with its affiliates, “Borrower”).

WHEREAS, Borrower requires a further infusion of U.S. $500,000 in cash (the “Loan”) in order to finance its operations and Lender wishes to provide the Loan, subject to the terms and on the conditions of this Agreement;

Now, therefore, in consideration of the premises and the mutual covenants and agreements of the Parties hereinafter set forth, it is hereby agreed by and between the Parties hereto as follows:

1. Loan. Lender hereby agrees to lend FIVE HUNDRED THOUSAND ($500,000) USD in immediately available funds to the Borrower on July 3, 2020 by wiring the same in accordance with instructions to be provided by the Borrower separately. Borrower agrees to accept $500,000 as a loan to be repaid by July 3, 2021. The Loan shall bear interest at a rate of 24% per annum on the outstanding amount until repaid in full. Any payment of cash to be made by Borrower to Lender shall be applied first to accrued, but unpaid, interest and second to the outstanding principal.

2. Dividends or Distributions. The Parties agree that Borrower shall not be permitted to declare, make or pay any dividend or distribution unless and until the Loan is repaid in full.

3. Costs and Fees. Each Party will bear its own costs in connection with the entry into this Agreement and any payments to be made or received hereunder.

4. Amendments and Assignments. This Agreement may not be amended or assigned without the written consent of all Parties.

5. Further Assurances. Each party hereto agrees to execute, on request, all other documents and instruments as the other party shall reasonably request, and to take any actions, which are reasonably required or desirable to carry out obligations imposed under, and affect the purposes of, this Agreement.

6.  Governing Law and Jurisdiction. This Agreement shall be governed by the substantive law of the State of New York, without application of any conflict of laws principle that would require the application of the law of any other jurisdiction

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Slinger Bag Americas Inc.

By:	Mike Ballardie
Chief Executive Officer
I have authority to bind the corporation

Agreed and accepted:

2490585 Ontario Inc.

By:
Elisha Kalfa - Director
I have authority to bind the corporation